Exhibit 23.2
CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.
We hereby consent to the inclusion in the Form 10-K of Gulfport Energy Corporation (the “Form 10-K”) of our report dated January 14, 2014 on oil and gas reserves of Gulfport Energy Corporation and its subsidiaries as of December 31, 2013 located in Colorado and Louisiana and information from our prior reserve reports, to all references to our firm included in the Form 10-K and to the incorporation by reference of all such reports in the Registration Statements of Gulfport Energy Corporation on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001), and on Form S-3ASR (File No. 333-192113, automatically effective November 6, 2013).

NETHERLAND, SEWELL & ASSOCIATES, INC.

                    By: /s/ J. CARTER HENSON, JR.
J. Carter Henson, Jr., P.E.
Senior Vice President
Houston, Texas
February 28, 2014